Exhibit 10.10

OFFER LETTER

July 19, 2010

Mr. Matthew J. Meyer

Dear Matt:

I am pleased to offer you a position with XDx, Inc. (the “Company”) as Vice President, Corporate Development and Legal Affairs, reporting to me, beginning on or before September 1, 2010. This position is a full-time, exempt position and will be based at our headquarters in Brisbane, California,

Effective upon commencement of your full-time employment at the Company you will receive an annual salary of two hundred and fifty thousand dollars ($250,000), paid on a semimonthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck. We are also offering you a one-time sign and stay bonus of $10,000, payable within thirty days of your start of employment. If you choose to terminate your employment with XDx within one year of your start date, you agree to repay the paid signing bonus to XDx.

Additionally, you will be eligible to participate in our variable performance bonus plan, which has a current annual maximum target of 30% of base salary. Your eligibility for the bonus will begin immediately but will be prorated for the time that you work during 2010. Payout will be determined by the Board of Directors based on achievement of both corporate and individual goals.

As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as described in the Employee Handbook. You should note that the Company may modify, in its sole discretion, job titles, salaries, holidays, vacation and any other benefits from time to time as it deems necessary.

Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 250,000 shares of the Company’s Common Stock. This option shall vest, subject to your continued employment with the Company, as to one fourth (1/4) of the shares on the one year anniversary of your start date, and as to an additional one forty-eighth (1/48th) of the total number of shares subject to the option at the end of each calendar month thereafter. Details of the price of these options will be provided in your stock option grant and determined by the board of directors.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Your employment also is subject to successful verification of your professional references, and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check.

As a condition to your employment with the Company, you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, a copy of which will be provided to you.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California.

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This letter, along with the XDx At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. To accept this offer, you may sign, date, and fax this letter to Rebecca Soler, Vice President of Human Resources, at (415) 287-2476. This offer of employment will remain valid through July 21, 2010.

We look forward to working with you at XDx, Inc.

Sincerely,

XDx, Inc.

/s/ Rebecca Soler for Pierre Cassigneul
Pierre Cassigneul
President & CEO

ACCEPTED AND AGREED TO this
20th day of July, 2010

/s/ Matthew Meyer
Matthew J. Meyer

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